                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [section]240.14a-11(c) or
    [section]240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 J. Baker, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 J. Baker, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1996

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Wednesday, June 5, 1996, at 9:30 a.m., for the following purposes:

     1. To elect three Class I Directors to serve for a three-year term until the 1999 Annual Meeting and until their respective successors are elected and qualified;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending February 1, 1997; and

     3. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 18, 1996 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors



                                            ALAN I. WEINSTEIN
                                            Clerk

Canton, Massachusetts
May 3, 1996

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 1996

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 3, 1996. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 5, 1996, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposal number 2 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 18, 1996 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 18, 1996, there were 13,879,386 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of April 1, 1996, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company and each of the nominees for election as Director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 11 (the "Summary Compensation Table") and (iv) all Directors and executive officers as a group.

                                                                         AMOUNT AND
                                                                          NATURE OF
    TITLE                 NAME, AND WITH RESPECT TO OWNERS               BENEFICIAL       PERCENT
  OF CLASS                     OF 5% OR MORE, ADDRESS                   OWNERSHIP(1)      OF CLASS
- -------------   ----------------------------------------------------    -------------     --------
Common Stock    State of Wisconsin Investment Board                       1,056,000(2)       7.6%
$.50 par        P.O. Box 7842
  value         Madison, WI 53707

                Merrill Lynch & Co., Inc.                                 1,439,432(3)      10.4%
                World Financial Center, North Tower
                250 Vesey Street
                New York, NY 10281

                M.D. Sass Associates, Inc.                                1,163,100(4)       8.4%
                1185 Avenue of the Americas
                New York, NY 10036

                FMR Corp.                                                 1,173,627(5)       8.5%
                82 Devonshire Street
                Boston, MA 02109

                Goldman Sachs & Co.                                       1,225,670(6)       8.8%
                85 Broad Street
                New York, NY 10004

                Strong Capital Management, Inc.                             753,500(7)       5.4%
                100 Heritage Reserve
                Menomonee Falls, Wisconsin 53051

                First Pacific Advisors, Inc.                                850,500(8)       6.1%
                11400 West Olympic Boulevard
                Suite 1200
                Los Angeles, California 90064

                Sherman N. Baker                                            344,566(9)       2.5%
                J. Christopher Clifford                                      32,000(10)       *
                Ervin D. Cruce                                               30,000(11)       *
                Nancy Ryan                                                    5,000(12)       *
                Douglas J. Kahn                                               5,000(12)       *
                David Pulver                                                 37,193(13)       *
                Melvin M. Rosenblatt                                         26,500(14)       *
                Stanley Simon                                                32,500(11)       *
                Jerry M. Socol                                              150,607(15)      1.1%
                David A. Levin                                                    0           *
                Larry I. Kelley                                              29,800(12)       *
                Alan I. Weinstein                                           101,491(16)       *
                All Directors and Executive Officers as a Group
                (16 persons)                                                868,217(17)      6.1%

- ---------------
   * Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of State of Wisconsin Investment Board dated February, 1996. The beneficial owner has reported that it has sole voting and dispositive power with respect to all of such shares.

 (3) Information based solely on Schedule 13G of Merrill Lynch & Co., Inc. filed on behalf of itself and certain of its subsidiaries dated February 12, 1996. Such information indicates that shares are held by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc. as parent holding companies in accordance with Rule 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934, and by Merrill Lynch Asset Management, L.P.; a registered investment advisor. The Schedule 13G indicates that shares are held as follows: (i) 1,439,432 are held by Merrill Lynch & Co., Inc., which includes 218,606 shares issuable upon conversion of the Company's convertible subordinated debentures; (ii) 1,438,606 are held by Merrill Lynch Group, Inc. and Princeton Services, Inc.; and, (iii) 918,943 are held by Merrill Lynch Asset Management, L.P. on behalf of client discretionary investment accounts. The information indicates that each entity has shared voting and dispositive power with respect to such shares.

 (4) Information based solely on Schedule 13G of M.D. Sass Associates, Inc. and M.D. Sass Investment Services, Inc., dated February 14, 1996. The beneficial owners have reported that they have sole voting power with respect to 1,151,600 shares and sole dispositive power with respect to 1,163,100 shares.

 (5) Information based solely on Schedule 13G of FMR Corp., Edward C. Johnson, III, Chairman of FMR Corp. and Abigail P. Johnson, Director of FMR Corp. dated February 14, 1996. The beneficial owner has reported that it has sole voting power with respect to 149,456 shares and sole dispositive power with respect to 1,173,627 shares. According to such information, Mr. Johnson, Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a family shareholders' agreement, may be deemed to form a controlling group with respect to FMR Corp. The information indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 970,838 shares of the Company's Common Stock as a result of acting as investment advisor to several registered investment companies (the "Fidelity Funds"). Such shares include 819,838 shares of the Company's common stock issuable upon the conversion of convertible subordinated debentures. Each of Mr. Johnson, FMR Corp., through its control of Fidelity and the Fidelity Funds have sole dispositive power over such 970,838 shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares, as such power resides with the Board of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Board of Trustees. In addition, such information indicates that Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 202,789 shares of the Company's common stock as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over all such shares, sole voting power over 149,456 shares and no voting power with respect to 53,333 shares of the Company's common stock owned by the institutional account as reported above.

 (6) Information based solely on Schedule 13G of Goldman Sachs & Co., the Goldman Sachs Group, L.P. and the Goldman Sachs Equity Portfolio, Inc. dated February 14, 1996. Such information indicates that Goldman Sachs & Company and the Goldman Sachs Group, L.P. share voting and dispositive power with respect to 1,225,670 shares and Goldman Sachs Equity Portfolios, Inc. on behalf of Goldman Sachs Small Cap Equity Fund shares voting and dispositive power with respect to 992,708 shares.

 (7) Information based solely on joint filing on Schedule 13G of Strong Capital Management, Inc., a registered investment advisor and Mr. Richard S. Strong, Chairman of the Board and principal shareholder of Strong Capital Management, Inc. dated February 13, 1996. Such information indicates that each of Strong Capital Management, Inc. and Mr. Richard S. Strong have sole voting and sole dispositive power with respect to 753,500 shares.

 (8) Information based solely on Schedule 13G of First Pacific Advisors, Inc. dated February 13, 1996. The beneficial owner has reported that it has shared voting power with respect to 810,500 shares and shared dispositive power with respect to 850,500 shares.

 (9) Includes currently exercisable options with respect to 36,698 shares.

(10) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 20,000 shares.

(11) Includes currently exercisable options with respect to 25,000 shares.

(12) Represents currently exercisable options.

(13) Includes currently exercisable options with respect to 10,000 shares.

(14) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 22,500 shares.

(15) Includes 7,000 shares owned by Mr. Socol's wife as to which Mr. Socol disclaims beneficial ownership and currently exercisable options with respect to 81,357 shares.

(16) Includes currently exercisable options with respect to 25,003 shares.

(17) Includes currently exercisable options with respect to 314,089 shares. Includes 806 shares issuable upon the conversion of convertible subordinated debentures.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1996 annual meeting will continue until the annual meeting of stockholders to be held in 1999 and until their respective successors are elected and qualified.

     The nominees for the three Class I Directors to be voted upon at the meeting are Sherman N. Baker, Ervin D. Cruce and Melvin M. Rosenblatt, the current holders of the Class I directorships. PROXIES WILL BE VOTED FOR THESE NOMINEES UNLESS OTHERWISE SPECIFIED IN THE PROXY. Management does not contemplate that any of the nominees will be unable to serve, but in such an event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.


     The following table sets forth information regarding Messrs. Baker, Cruce and Rosenblatt, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is not to expire until the 1997 or 1998 Annual Meeting of Stockholders.

                                                          PRESENT PRINCIPAL EMPLOYMENT AND         DIRECTOR
                     NAME                       AGE           PRIOR BUSINESS EXPERIENCE              SINCE
- --------------------------------------------    ---  -------------------------------------------     -----
(NOMINEES FOR CLASS I TERM TO EXPIRE IN 1999)
Sherman N. Baker............................    76   Chairman of the Board of the Company. Chief      1985
                                                       Executive Officer of the Company and its
                                                       predecessor from 1970 until March 1990.

Ervin D. Cruce..............................    64   Since January 1992, individual investor.         1986
                                                       During 1991, General Partner in the firm of
                                                       Cruce & O'Brien. Since April 1985,
                                                       Partner of BMA, the general partner of
                                                       Investment Limited Partnership. Former
                                                       Vice President of RER Texas, Inc.,
                                                       general partner of BMA. Prior to 1985,
                                                       partner in accounting firm of KPMG Peat
                                                       Marwick, where associated for 32 years.
                                                       Director of Central BanCorporation, Inc.

Melvin M. Rosenblatt........................    65   Certified public accountant and Chairman of      1993
                                                       the Board and Chief Executive Officer of
                                                       Greenberg, Rosenblatt, Kull & Bitsoli,
                                                       P.C., a public accounting firm which he
                                                       has been associated with since 1957.
                                                       Chairman of the Board of Trustees of
                                                       Clark University in Worcester,
                                                       Massachusetts. Director and Chairman of
                                                       the Asset Development Committee of the
                                                       Greater Worcester Community Foundation.
                                                       Formerly a Director of Ames Department
                                                       Stores, Inc., from 1979 through 1992.

(CONTINUING DIRECTORS -- CLASS II TERM TO EXPIRE IN 1997)

Stanley Simon...............................    78   Since 1958, Principal of Stanley Simon &         1985
                                                       Associates. Director of the Company's
                                                       predecessor, National Shoes, Inc., from
                                                       1965 to 1985. Director of Gerber
                                                       Scientific, Inc., Vornado Realty Trust
                                                       and General Microwave Corp.

Nancy Ryan..................................    46   Since 1980 President of Pro Media, Inc.,         1995
                                                       Prior to 1980, Vice President/Media
                                                       Director of S & N Advertising.

Douglas J. Kahn.............................    39   Since 1993 President and Chief Operating         1995
                                                       Officer of the Royal Home Fashions Division
                                                       of Croscill Home Fashions Inc., Prior to
                                                       1993, Senior Vice President -- Merchant
                                                       Banking Group, Donaldson, Lufkin and
                                                       Jenrette Securities Corporation.

                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
              NAME                  AGE          PRIOR BUSINESS EXPERIENCE              SINCE
- ---------------------------------   ---  -----------------------------------------      -----
(CONTINUING DIRECTORS -- CLASS III TERM TO EXPIRE IN 1998)
J. Christopher Clifford..........   50  Since 1986, General Partner of Berkshire         1985
                                          Partners and affiliated partnerships.

Jerry M. Socol...................   54  President of the Company since September         1988
                                          1988 and Chief Executive Officer of the
                                          Company since March 1990. Chief Executive
                                          Officer of Filene's Department Stores
                                          ("Filene's"), August 1987 to June 1988.
                                          President of Filene's, January 1984 to
                                          August 1987. Director of County Seat,
                                          Inc.

David Pulver.....................   54  President of Cornerstone Capital, Inc.           1993
                                          Chairman of the Board of Directors of Morse
                                          Shoe, Inc., 1992-January 1993. Chairman
                                          of the Board and Co-Chief Executive
                                          Officer of The Children's Place,
                                          1968-1984. Director of Costco Wholesale
                                          Corporation, a subsidiary of PriceCostco;
                                          County Seat, Inc. and Argyle Television,
                                          Inc. Trustee of Colby College in
                                          Waterville, Maine.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and, if they are not otherwise compensated by the Company currently receive an annual fee of $20,000 and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1996, pursuant to the Directors' Plan, each of Messrs. Clifford, Cruce, Kahn, Pulver, Rosenblatt, Simon and Ms. Ryan were granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $12.75, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held 16 meetings during fiscal 1996. All of the Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met two times during fiscal 1996, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Rosenblatt (Chairman), Cruce, Kahn, Pulver and Simon.

     The Compensation Committee, which held five meetings during fiscal 1996, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this committee are Messrs. Clifford (Chairman), Kahn, Rosenblatt, Simon, and Ms. Ryan.

     The Executive Committee, which met eight times during fiscal 1996, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this committee are Messrs. Baker, Clifford, Rosenblatt and Socol.

     The Nominating Committee, which met one time during fiscal 1996, identifies, evaluates and nominates candidates for election to the Board. The present members of this committee are Messrs. Pulver (Chairman), Cruce and Ms. Ryan.

     On October 27, 1993, Sherman N. Baker entered into a consent decree settling SEC allegations of certain Federal securities law violations with respect to sales of Company stock which Mr. Baker had made in the fall of 1991 for estate planning purposes. The Company's Board of Directors is aware of the SEC allegations and Mr. Baker's settlement thereof, in which he neither admitted nor denied the allegations. The Board was aware that several factors came into play in Mr. Baker's decision to settle the claim, including the stress and significant costs of continuing legal proceedings. The Board notes further Mr. Baker's long and distinguished record of service and dedication to the Company and reaffirms its confidence in Mr. Baker's integrity and ability to serve the Company as a Director.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Compensation Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan"), the 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executives whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     With respect to the long-term compensation arrangement for the Company's Chief Executive Officer, Mr. Socol, the Committee has implemented a program which offers Mr. Socol an opportunity to substantially increase his equity ownership in the Company over several years if the Company meets important performance targets that link to significant stockholder value. The four components of Mr. Socol's total compensation program are base salary, grants of stock options, grants of performance shares and an enhanced annual incentive stock bonus opportunity which is linked to the Company's Incentive Plan. The equity incentive components of Mr. Socol's total compensation are emphasized in this arrangement to reflect the Committee's philosophy that Mr. Socol's total compensation should substantially depend on the Company's stock price. The specific elements of Mr. Socol's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by the Company's human resources department and its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the specialty retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Performance Management Review Process whereby goals and objectives for each performance period are established by the executive which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Socol's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Socol for fiscal year 1997 remains at $450,000, the same salary paid for fiscal year 1996 and fiscal year 1995. In setting Mr. Socol's base salary, the Committee considered his performance in managing the Company's overall financial and operating results and competitive salary ranges, as well as the opportunities Mr. Socol has been offered to enhance total compensation through the equity incentive arrangements implemented by the Committee.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax operating income as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals as are recommended by management. These goals are subject to review by the Committee and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 54% of base salary, with the Chief Executive Officer at the 54% level. The threshold guideline for awards represents a percentage of each position's target size, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 175% of the target size. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Socol, the entire award opportunity is based on consolidated corporate results. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 50% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     As indicated, one component of Mr. Socol's total compensation program is an enhanced annual incentive stock bonus opportunity. Under this component of the program, any amount awarded to Mr. Socol under the provisions of the Incentive Plan which exceeds $100,000 will be awarded to him half in cash and half in shares of equivalent value of Common Stock of the Company. In addition, as a bonus enhancement, that portion of any Incentive Plan award which is made in stock will be matched by the Company with an equal number of additional shares of Common Stock of the Company. This component of Mr. Socol's compensation program will operate for five fiscal years, beginning with fiscal year 1995 and ending with fiscal year 1999. Further, the individual performance modifier provided for in the Incentive Plan will apply to Mr. Socol only to the extent that his incentive compensation is modified downward to reflect individual performance factors. This change in the Incentive Plan provisions is necessary to comply with certain deductibility rules under Section 162(m) of the Internal Revenue Code.

     For fiscal year 1996, Mr. Socol did not receive an award under the Incentive Plan since the Company did not achieve its corporate pre-tax operating income goals. Also, no stock bonus award was made to Mr. Socol under the enhanced stock bonus component described above.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan terminated, according to its terms, in June, 1995. Although stock option grants are still outstanding under this Plan, no future grants can be made from the Plan. However, on June 7, 1994, the Stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of incentive and non-qualified stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity based compensation through a combination of the incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive officer compensation closely with long term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the 1994 Plan. As referenced, grants of stock options under the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan have been and are based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common

Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine.

     With respect to Mr. Socol's compensation, stock option grants are made at fair market value, with a ten year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. In accordance with Mr. Socol's total compensation program adopted by the Committee in 1994, Mr. Socol was granted a non-qualified stock option pursuant to the 1985 Plan for 50,000 shares of Common Stock of the Company on August 11, 1994, at an exercise price of $18.75. This award was in addition to a non-qualified stock option for 10,125 shares of Common Stock of the Company granted to Mr. Socol in March, 1994 at an exercise price of $19.875. Under this component of the program, the Committee also committed to future grants of non-qualified stock options for 50,000 shares each to Mr. Socol in April, 1995, subject to the Company achieving earnings per share goals of $1.70 or higher for the fiscal year ended January 28, 1995 ("Fiscal 1995") and again in April, 1996, subject to the Company achieving the approved profit plan for the fiscal year ending February 3, 1996 ("Fiscal 1996"). The earnings per share performance measurements set forth above for the stock option component of Mr. Socol's equity incentive arrangement are structured as absolute performance requirements. Therefore, as a result of the Company not achieving the stated goal for Fiscal 1995 and Fiscal 1996, Mr. Socol did not receive the specified stock option award for each such fiscal year. The award of 50,000 shares made to Mr. Socol on August 11, 1994 was without any performance contingency.

     The final component of Mr. Socol's equity incentive arrangement consists of Performance Share Awards. During Fiscal 1995, the Committee granted Mr. Socol a Performance Share Award which would have entitled him to receive up to 75,000 shares of the Company's Common Stock contingent upon the Company's achievement of certain targeted growth in earnings per share during overlapping three-year cycles ending in fiscal year 1999. The Committee recently reexamined this grant of a Performance Share Award to Mr. Socol and concluded that it would be in the best interests of the Company to cancel this Award and to grant Mr. Socol a new Performance Share Award that would entitle him to receive between 25,000 to 50,000 shares of the Company's Common Stock in fiscal year 1998 if the price of the Common Stock attains certain targeted levels and remains so for a fixed period by a date certain. It is the view of the Committee that the change in targets from growth in earnings per share to stock price appreciation would more closely align the interests of management to the interests of the stockholders and would contribute to the creation of stockholder value.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which became effective on January 1, 1994, will generally limit the Company's liability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, that the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals that the Committee believes to be in the best interests of the Company.

                                             COMPENSATION COMMITTEE

                                             J. Christopher Clifford, Chairman
                                             Douglas Kahn
                                             Melvin M. Rosenblatt
                                             Nancy Ryan
                                             Stanley Simon

EXECUTIVE COMPENSATION


     The following table discloses compensation received by the Company's Chief
Executive Officer and the four next most highly compensated executive officers for the fiscal years ended February 3, 1996, January 28, 1995 and January 29,
1994.

                                                    SUMMARY COMPENSATION TABLE


          NAME AND                                                    OTHER ANNUAL                        ALL OTHER
     PRINCIPAL POSITION              YEAR     SALARY ($)   BONUS ($)     COMPENSATION ($)      OPTIONS     COMPENSATION ($)
- -----------------------------        ----     ----------   ---------    -----------------      -------     ----------------

Jerry M. Socol...............        1996      458,654            0               0                    0         1,125(5)
President, Chief Executive           1995      446,154       89,910(1)            0               60,125         2,250(5)
Officer and Director                 1994      420,673      168,683(1)       93,110(4)            60,000         3,538(5)

Sherman N. Baker.............        1996      327,115            0               0                    0             0
Chairman of the Board                1995      350,000       69,930(1)            0                7,500             0
                                     1994      350,000       92,610(1)            0                    0             0

David A. Levin...............        1996      245,192      100,000(2)            0              150,000         1,125(5)
Senior Executive Vice President,     1995           --           --              --                   --            --
Director of Shoe Merchandising       1994           --           --              --                   --            --
and Operations, Acting President
of Parade of Shoes and General
Manager of International Shoe
Operations

Alan I. Weinstein............        1996      313,923            0               0               10,000         1,125(5)
Senior Executive Vice President,     1995      305,231       45,584(1)            0                7,500         2,250(5)
Chief Financial Officer, Chief       1994      280,000       56,840(1)            0               30,000         3,538(5)
Administrative Officer and
Secretary

Larry I. Kelley..............        1996      285,450            0               0                5,000        20,391(5)(6)
Executive Vice President,            1995      268,539       75,663(3)            0                5,000        22,788(5)(6)
President of The Casual Male,        1994      252,404       74,868(3)            0               10,000        25,327(5)(6)
Inc.

- ---------------

(1) Amounts shown reflect payments under the Company's Incentive Plan.

(2) Amount shown reflects guaranteed bonus under employment agreement.

(3) Includes payment under the Company's Incentive Plan and guaranteed bonus under employment agreement for fiscal 1994 only.

(4) Amount shown reflects reimbursement for income taxes payable in connection with the sale of shares acquired upon the exercise of certain stock options.

(5) Amounts shown reflect contributions made by the Company under the 401(k) Profit Sharing Plan based upon the officer's contributions.

(6) Amount shown reflects the reduction of $19,266, $20,538 and $21,789, including imputed interest, of the principal amount outstanding under a Note dated June 3, 1991 in favor of The Casual Male, Inc., for fiscal 1996, fiscal 1995 and fiscal 1994, respectively.


                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table provides information on option grants in the fiscal year ended February 3, 1996 to the named executive officers.

                                     INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                                    % OF TOTAL                                   AT ASSUMED ANNUAL RATE OF
                                                     OPTIONS                                    STOCK PRICE APPRECIATION FOR
                                                    GRANTED TO      EXERCISE                           OPTION TERM(4)
                                     OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION    ------------------------------
              NAME                  GRANTED(1)    FISCAL YEAR(2)    ($/SH)(3)       DATE       0% ($)    5% ($)      10% ($)
- ---------------------------------   ----------    --------------    ---------    ----------    ------    -------    ---------
Jerry M. Socol...................           0            --          $    --            --       --           --           --
Sherman N. Baker.................           0            --          $    --            --       --           --           --
David A. Levin...................     100,000          31.2%         $ 13.00       6/12/05        0      817,570    2,071,862
                                       50,000          15.6%         $ 13.00       6/12/05        0      408,785    1,035,931
Alan I. Weinstein................      10,000           3.1%         $ 13.25        6/6/05        0       83,329      211,171
Larry I. Kelley..................       5,000           1.6%         $ 13.25        6/6/05        0       41,665      105,585

- ---------------

(1) The options will become exercisable as to 25% of the underlying shares on June 6, 1996 except for the 100,000 share grant to Mr. Levin which will become exercisable as to 25% of the underlying shares on June 12, 1996 and will become exercisable as to 25% of the underlying shares on each successive anniversary date thereof, and the 50,000 share grant to Mr. Levin, which will become exercisable on December 12, 1996 subject to the achievement of certain stock price appreciation criteria.

(2) The Company granted options representing 320,500 shares to employees in Fiscal 1996.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(4) The dollar amount under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The calculation of stock price appreciation hereunder is based upon an option term of ten (10) years.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUE


     The following table provides information on option exercises in Fiscal 1996 by the named executive officers and the value of such officers' unexercised options at February 3, 1996.

                                                                           NUMBER OF                  VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                     SHARES                          AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(1)
                                  ACQUIRED ON        VALUE        ----------------------------    ----------------------------
             NAME                 EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------------   ------------    ------------    -----------    -------------    -----------    -------------
Jerry M. Socol.................       0               0            100,032          78,843            0               0
Sherman N. Baker...............       0               0             36,875           5,625            0               0
David A. Levin.................       0               0                  0         150,000            0               0
Alan I. Weinstein..............       0               0             33,500          32,500            0               0
Larry I. Kelley................       0               0             32,000          15,000            0               0

- ---------------

(1) Fiscal year ended February 3, 1996. The average of the high and low prices of the Company's Common Stock on February 2, 1996, the last trading day preceding the Company's fiscal year end, was $4.875.


                               RETIREMENT PLANS


     The following table shows the annual benefits payable under the Company's
Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                        REPRESENTATIVE YEARS OF SERVICE
                                                        --------------------------------
                     AVERAGE OF HIGHEST FIVE                                      30
                      YEARS OF COMPENSATION              10            20      (MAXIMUM)
          -------------------------------------------  -------       -------   ---------
          $ 50,000...................................  $ 5,208       $10,415    $ 15,623
           100,000...................................   12,208        24,415      36,623
           150,000...................................   19,208        38,415      57,623
           200,000...................................   26,208        52,415      78,623
           250,000*..................................   33,208        66,415      99,623
           254,064*..................................   33,777        67,553     101,330
           300,000*..................................   40,208        80,415     120,623
           350,000*..................................   47,208        94,415     141,623
           400,000*..................................   54,208       108,415     162,623
           450,000*..................................   61,208       122,415     183,623
           500,000*..................................   68,208       136,415     204,623

- ---------------

(*) The maximum compensation that may be used as of February 1, 1996 to calculate benefits under the Retirement Plan and the Supplemental Plan is $254,064.


     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of $150,000, but less than $254,064. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to
(i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1996, compensation for such purposes means all eligible compensation up to a maximum of $254,064 for the calendar year ended December 31, 1996. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits. As of January 31, 1996, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Jerry M. Socol -- 7 years; David A. Levin -- 0 years; Larry I. Kelley -- 5 years; and Alan I. Weinstein -- 27 years.

EMPLOYMENT ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 31, 1996, provides for an annual base salary of not less than $283,500 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1997.

     Mr. Socol is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 7, 1996 and April 5, 1996, provides for an annual base salary of not less than $450,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event his employment is terminated without cause, the agreement provides for the payment to Mr. Socol of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Socol of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Socol's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1998.

     Mr. Levin is employed pursuant to an employment agreement dated June 12, 1995 which as amended on April 5, 1996, provides for an annual base salary of not less than $375,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event his employment is terminated without cause, the agreement provides for the payment to Mr. Levin of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Levin of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also provides for the payment on January 31, 1996 of a one-time bonus to Mr. Levin of $100,000, which payment is to be reimbursed to the Company in the event Mr. Levin were to voluntarily terminate his employment with the Company prior to June 12, 1996. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Levin's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1998.

     Mr. Kelley is employed pursuant to an agreement dated March 25, 1993 which, as amended on November 7, 1995 and April 5, 1996, provides for an annual base salary of not less than $283,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event his employment is terminated without cause, or within three years after a Change of Control (as defined in the agreement), or the termination of certain key executives of the Company, the agreement provides for the payment to Mr. Kelley of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Kelley's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1998.

     Mr. Weinstein is employed pursuant to an agreement dated March 25, 1993 which, as amended on March 7, 1995 and April 5, 1996, provides for an annual salary of not less than $308,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event his employment is terminated without cause, the agreement provides for the payment to Mr. Weinstein of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control (as defined in the agreement), the agreement provides for the payment to him of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are J. Christopher Clifford (Chairman), Douglas Kahn, Melvin M. Rosenblatt, Nancy Ryan and Stanley Simon. None of these individuals is an executive officer and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a principal partner of Berkshire Partners ("Berkshire") which receives fees from the Company for consulting and management services in the areas of financial and strategic corporate planning under a Management Agreement dated as of June 30, 1995 (the "Management Agreement"). For the fiscal year ended February 3, 1996, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index, the Dow Jones Retailer -- Specialty Apparel Index and a peer group (1) for the five years ending February 3, 1996.

                                    [GRAPH]
                                         2/2/91  2/1/92  1/30/93  1/29/94  1/28/95  2/3/96
                                          ($)     ($)      ($)      ($)     ($)      ($)
                                         ------  ------  -------  -------  -------  ------
J. Baker, Inc.                            100     296      518      459      365      130
Peer Group                                100     172      200      168      120      119
NASDAQ Stock Market - US                  100     153      173      199      190      268
Dow Jones Retailers - Specialty Apparel   100     151      144      133      117      119



(1) The peer group is comprised of the following companies: Burlington Coat Factory Warehouse, Charming Shoppes, Inc., Consolidated Stores, Edison Brothers Stores, House of Fabrics, Petrie Stores Corp., Pier 1 Imports, Ross Stores Inc. and Strawbridge & Clothier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Berkshire are parties to the Management Agreement. Mr. Clifford is a principal of Berkshire and a Director and stockholder of the Company. The Management Agreement provides for an initial term of one year with automatic extensions of one year unless otherwise terminated by either party. Pursuant to the Management Agreement, Berkshire provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay Berkshire a monthly fee of $5,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended February 3, 1996, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

                              (PROPOSAL NUMBER 2)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending February 1, 1997. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick LLP has audited the books of the Company and its predecessor for more than twenty years. KPMG Peat Marwick LLP has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative also will be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 1997, but will consider the stockholder vote in appointing auditors for fiscal 1998.

                            ------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
                            ------------------------

                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 1997 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 5, 1997. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

PROXY                            J. BAKER, INC.                            PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints J. Christopher Clifford and Jerry M. Socol, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote all shares of the Common Stock of J. Baker, Inc. (the "Company") held of record by the undersigned on April 18, 1996 at the Annual Meeting of Stockholders to be held June 5, 1996 and any adjournment or postponement thereof.

    1.PROPOSAL to elect         / /  FOR all nominees  / / WITHHOLD AUTHORITY to
      three Class I Directors:       listed below          vote for any nominee
                                     (except as marked     listed below
                                     to the contrary
                                     below)

     Sherman N. Baker    Ervin D. Cruce    Melvin M. Rosenblatt

    (INSTRUCTION:  To withhold authority to vote for one of the nominees, strike a line through the nominee's name in the list above.)

    2. PROPOSAL to ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending February 1, 1997.

                   / / FOR      / / AGAINST      / / ABSTAIN

                                                     (CONTINUED ON REVERSE SIDE)









    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN IN THE SAME FORM AS NAME   Date:...............................
APPEARS ON THIS CARD.
FIDUCIARIES AND CORPORATE OFFICERS     Signature:..........................
SHOULD INDICATE THEIR TITLE.
                                       Signature:..........................



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